EXHBIT 99

Contact: Michelle Sullivan

(617) 368-5165

BOSTON BEER REPORTS

FIRST QUARTER 2009 RESULTS

BOSTON, MA (5/6/2009) -- The Boston Beer Company, Inc. (NYSE: SAM) reported a first quarter core product depletions decrease of 5% as compared to the first quarter of 2008, adjusted for comparable selling days. Net income for the first quarter was $1.4 million, or $0.10 per diluted share, an increase of $5.1 million, or $0.37 per diluted share, from the first quarter of 2008, primarily as a result of provisions taken for the product recall in the first quarter of 2008, offset by lower core shipment volumes and gross profit. Excluding the impact of the product recall, the Company’s net income decreased $3.7 million, or $0.25 per diluted share. Depletions decreases were primarily attributed to decreases in Samuel Adams Boston Lager®, Sam Adams Light® and the Samuel Adams® Brewmaster’s Collection, partially offset by increases in Samuel Adams® Seasonals and Twisted Tea®. Net revenue for the first quarter of 2009 was $81.1 million, an increase of $5.0 million, or 7%, over the same period last year, primarily due to provisions taken in 2008 for the product recall. Excluding the impact of the product recall, net revenue decreased by $4.1 million, or 5%, during the first quarter of 2009 as compared to the first quarter of 2008.

Jim Koch, Chairman and Founder of the Company, commented, “Our depletions trends during the quarter softened as we were faced with both increased competition and adverse economic pressures affecting our drinkers and retailers. Based upon information currently available, we believe our depletions trends in April improved as compared to our first quarter trends, even after considering the impact of the product recall in April of last year. We remain positive about the long term prospects for our category and brand. We believe that the quality of our beers, our innovation capability and our sales execution, coupled with our strong financial position and ability to invest in growing our brand, position us well for future growth as conditions improve.”

Key highlights of the first quarter were:

•

Depletions declined 5%, adjusted for comparable selling days.

•

Shipments of core products declined 13%, exclusive of the impact of the product recall in the first quarter of 2008.

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Net pricing increases of approximately 3% were realized.

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Brewing of the Company’s beers at the Pennsylvania Brewery continued to ramp up, with operations at the brewery beginning to benefit from investments made and to show improvements in the efficiencies, capacity and costs at the brewery.

•

Current estimate of earnings per diluted share for 2009 continues to be between $1.40 and $1.70.

Martin Roper, the Company’s President and CEO, stated, “As we started 2009, we experienced some slowing of trends in our brands. We appear to be simultaneously suffering from some trade down due to economic conditions, decreases in inventory levels at retailers and wholesalers, declines in the promotion activity at retail for better beers relative to premium and sub-premium brands, and increased competitive activity through new products and geographic expansion. Having grown faster than the category for several years, we think we are being more impacted by these factors than some of our competition, who are still benefiting from increasing distribution of primary and secondary styles. We have adjusted our activities accordingly to focus on efficient brand investments and improving retail execution. During the quarter, we raised our prices slightly to at least partially offset the significant cost pressures we have seen over the last twelve months in our traditional brewing ingredients and in our packaging materials. In the last two years we have seen above inflation price moves from most craft brewers that have not been universally matched by all competitors. Our craft beer is now priced at parity to or higher than the major import brands, reflecting our higher costs. We are unlikely to see our cost pressures ease until the end of the year at the earliest and are monitoring appropriate price activity based on our long term goals and competitive actions. Looking forward, we feel we are in a good position to compete effectively through the strength of our brand and our sales force. Furthermore, we are prepared to forsake some earnings in the short term in order to make appropriate investments in brand building activities to position us well for future growth.”

Mr. Roper continued, “Our Pennsylvania Brewery continues to brew superior quality beer and we have been able to transition production from our contract brewers and continue to supply our drinkers without disruption. Our brewing there has not yet reached its full potential as the Packaging Services Agreement with Diageo ended on May 2, 2009. We do not believe we will know the full impact of this brewery on our costs until the end of the third quarter, which will be our first full quarter with no contract volume. The major investments necessary to upgrade the facility have been completed and we saw some promising signs of efficiency and cost improvements late in the first quarter. We are now focused on projects that will drive efficiency and increase productivity to bring this brewery’s economics closer to what we had planned and to maximize capacity.”

1st Quarter Results

Core shipment volume for the three months ended March 28, 2009 was approximately 382,000 barrels, a 4% decrease versus the same period in 2008. Excluding the impact of the product recall in 2008, core shipment volume decreased 13%. Total Company depletions in the first quarter decreased 6%, or 5% adjusted for one less selling day in the first quarter of 2009. The Company believes that during the quarter wholesaler inventory levels adjusted to levels lower than last year.

Bill Urich, Boston Beer Company CFO, said, “Our first quarter 2009 gross margin of 47% is consistent with our fourth quarter 2008 trends. This 47% gross margin represented an 8 percentage point decrease from the 55% gross margin realized in the first quarter of 2008, excluding the impact of the product recall. The decrease was due primarily to increases in costs of package material and brewing ingredients and the impact of lower margins under the Diageo co-pack agreement, which were only partially offset by price increases on core products. We expect that our gross margin percentage for the full year may be below the 2008 gross margin we realized before taking into account the impact of the recall on the 2008 gross margin.”

The Company’s net income of $1.4 million, or $0.10 per diluted share, for the three months ended March 28, 2009 represented an increase of $5.1 million, or $0.37 per diluted share, from the same period last year. The increase is largely due to the fact that the Company incurred $15.0 million of costs in the first quarter of 2008 for the product recall, partially offset by increases in 2009 in cost of goods sold and general and administrative expenses. Advertising, promotional and selling expenses decreased by $5.6 million during the quarter as compared to the prior year, primarily as a result of decreases in freight expenses for shipping beer to wholesalers driven by reduced fuel costs, as well as reduced advertising expense and more efficient purchasing of media in the first quarter of 2009. General and administrative costs increased by $1.8 million during the quarter as compared to the prior year, primarily as a result of start-up and recurring planned administrative costs related to the Pennsylvania Brewery, as well as $0.6 million in impairments of long-lived assets at the Pennsylvania Brewery resulting from the replacement of equipment that was not yet fully depreciated, in order to improve the efficiencies of the brewery. The Company recorded a tax provision in the first quarter of $1.4 million, compared to a tax benefit of $2.8 million in the prior year. The Company currently expects its full year tax rate to be approximately 44%.

The Company expects that its cash balances as of March 28, 2009 of $4.1 million, along with future operating cash flow and the Company’s unused line of credit of $50.0 million, will be sufficient to fund future cash requirements. The Company continues to be in compliance with all of its debt covenants and has affirmed the availability of its line of credit. The Company has not borrowed any funds under its line of credit and the timing of future borrowings will depend on the timing of inventory purchases and capital expenditures. The Company may use the line of credit at some time in the next twelve months, as it continues its capital investments and has seasonal inventory changes related to hop purchases and other timing issues on certain payments. The Company currently anticipates ending 2009 with no outstanding borrowings under its line of credit and does not expect to incur any other debt.

Other matters

Year-to-date depletions reported to the Company through April 2009 were down approximately 2% from the same period in 2008, with one less selling day in 2009.

Shipments and orders in-hand suggest that core shipments year-to-date through May 2009 will be down approximately 4% compared to the same period in 2008, after adjusting the 2008 shipments for the total volume credited to wholesalers for the product recall during 2008. The Company believes it is seeing inventory reductions at wholesalers and retailers compared to prior years that could be depressing the year-to-date shipments, orders in-hand and depletions, and that the shipments and orders in-hand are generally consistent with the depletions trends. Considering those inventory adjustments, shipments for the full year should more closely mirror full year depletion trends. Actual shipments may differ and no inferences should be drawn with respect to shipments in future periods.

Consistent with the Company’s earnings release on March 10, 2009, and, based on information of which the Company is currently aware, the Company is projecting 2009 earnings per diluted share to be between $1.40 and $1.70, but actual results could vary significantly from this target. The current conditions make it difficult to predict what full-year volume trends for shipments and depletions will be. The Company is committed to maintaining volume and healthy pricing, and is prepared to invest to accomplish this, even if these investments cause short term earnings decreases.

The Company continues to evaluate 2009 capital expenditures and now expects them to be between $15.0 million and $25.0 million. This amount includes approximately $7.0 million of carryover projects committed to in 2008 at the Pennsylvania Brewery and mostly completed during the first quarter of 2009. The Company is focused on projects that will increase efficiency and productivity at its breweries. Decisions as to which projects will actually be undertaken will depend, in part, on their projected returns on investment. Accordingly, actual 2009 capital expenditures may well be different from these estimates.

The Company did not repurchase any shares of its Class A Common Stock during the three months ended March 28, 2009. Through May 1, 2009, the Company has repurchased a cumulative total of approximately 8.5 million shares of its Class A Common Stock for an aggregate purchase price of $114.0 million, and had approximately $6.0 million remaining on the $120.0 million share buyback expenditure limit set by the Board of Directors. As of May 1, 2009, the Company had 10.2 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews more than 21 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While the Company is the country’s largest-selling craft beer, it accounts for only about one half of one percent of the U.S. beer market. For more information, please visit www.samueladams.com.

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 27, 2008 and December 29, 2007. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, May 6, 2009

THE BOSTON BEER COMPANY, INC.

Financial Results

(In thousands, except per share data)

Operating Results:

	(unaudited)
	Three Months Ended
	March 28, 2009	March 29, 2008

Barrels sold	514	404

Revenue, net of product recall returns of $9,080 for the three months ended March 29, 2008	$ 88,331	$ 84,278
Less excise taxes	7,258	8,155
Net revenue	81,073	76,123
Cost of goods sold	43,071	38,542
(Recovery) costs associated with product recall	(43)	5,931
Gross profit	38,045	31,650
Operating expenses:
Advertising, promotional and selling expenses	25,893	31,501
General and administrative expenses	9,360	7,511
Total operating expenses	35,253	39,012
Operating income (loss)	2,792	(7,362)
Other (expense) income, net:
Interest income	15	760
Other (expense) income, net	(21)	110
Total other (expense) income, net	(6)	870
Income (loss) before income taxes	2,786	(6,492)
Income tax provision (benefit)	1,420	(2,753)
Net income (loss)	$ 1,366	$ (3,739)

Net income (loss) per common share - basic	$ 0.10	$ (0.27)
Net income (loss) per common share - diluted	$ 0.10	$ (0.27)

Weighted-average number of common shares - basic	14,078	13,853
Weighted-average number of common shares - diluted	14,305	13,853

Consolidated Balance Sheets:

(in thousands, except share data)

	(unaudited) March 28, 2009	December 27, 2008

Assets
Current Assets: Cash and cash equivalents	$ 4,145	$ 9,074
Short-term investments	-	-
Accounts receivable, net of allowance for doubtful accounts of $284 and $255 as of March 28, 2009 and December 27, 2008, respectively	16,958	18,057
Inventories	27,429	22,708
Prepaid expenses and other assets	14,090	16,281
Deferred income taxes	2,734	2,734
Total current assets	65,356	68,854

Property, plant and equipment, net	148,384	147,920
Other assets	1,569	1,606
Goodwill	1,377	1,377
Total assets	$ 216,686	$ 219,757

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$ 22,336	$ 20,203
Accrued expenses	39,242	46,854
Total current liabilities	61,578	67,057
Deferred income taxes	9,617	9,617
Other liabilities	2,893	3,055
Total liabilities	74,088	79,729

Commitments and Contingencies

Stockholders' Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 10,150,762 and 10,068,486 issued and outstanding as of March 28, 2009 and December 27, 2008, respectively	102	101
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	103,856	102,653
Accumulated other comprehensive loss, net of tax	(431)	(431)
Retained earnings	39,030	37,664
Total stockholders' equity	142,598	140,028
Total liabilities and stockholders' equity	$ 216,686	$ 219,757

Consolidated Statements of Cash Flows:

(in thousands)

	(unaudited) Three Months Ended
	March 28, 2009	March 29, 2008
Cash flows provided by operating activities:
Net income (loss)	$ 1,366	$ (3,739)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,197	1,979
Impairment of long-lived assets	553	-
Bad debt expense	37	106
Stock-based compensation expense	696	893
Excess tax deficit (benefit) from stock-based compensation arrangements	33	(1,426)
Proceeds from sale of trading securities	-	16,200
Changes in operating assets and liabilities:
Accounts receivable	1,062	(2,298)
Inventories	(4,721)	(6,844)
Prepaid expenses and other assets	2,575	(892)
Accounts payable	2,133	(596)
Accrued expenses	(7,645)	6,780
Other liabilities	(162)	(147)
Net cash provided by operating activities	124	10,016

Cash flows used in investing activities:
Purchases of property, plant and equipment	(5,177)	(6,271)
Acquisition of brewery assets	-	(47)
Net cash used in investing activities	(5,177)	(6,318)

Cash flows provided by (used in) financing activities:
Repurchase of Class A Common Stock	-	(15,324)
Proceeds from exercise of stock options	43	1,961
Excess tax (deficit) benefit from stock-based compensation arrangements	(33)	1,426
Net proceeds from sale of investment shares	114	112
Net cash provided by (used in) financing activities	124	(11,825)

Change in cash and cash equivalents	(4,929)	(8,127)

Cash and cash equivalents at beginning of period	9,074	79,289

Cash and cash equivalents at end of period	$ 4,145	$ 71,162

Supplemental disclosure of cash flow information:
Income taxes paid	$ 19	$ 3,177

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com